                                                                   EXHIBIT 10.35

                         BUILD TO SUIT OPTION AGREEMENT


        THIS BUILD TO SUIT OPTION AGREEMENT ("Agreement") is made and entered into as of this 25th day of October, 1996, by and between MARTIN/CAMPUS ASSOCIATES, L.P., a Delaware limited partnership ("Owner"), and AT HOME CORPORATION, a Delaware corporation ("AtHome").

                                R E C I T A L S

        This Agreement is made and entered into with reference to and upon the basis of the following facts, intentions and understandings of the parties:

        A. Owner is the owner of (a) that certain real property situated in the City of Redwood City, County of San Mateo, State of California, which is described on Exhibit A hereto (the "North Expansion Parcel"); provided, however, that Owner holds an unconditional option to purchase, but does not own, the so-called "Sears Parcel," as further described on Exhibit A-1 hereto (the "Sears Parcel"); and (b) that certain unimproved real property situated in the City of Redwood City, County of San Mateo, State of California, which is described on Exhibit B hereto (the "South Expansion Parcel"). The North Expansion Parcel and the South Expansion Parcel shall be hereinafter from time to time collectively referred to as the "Property".

        B. Owner and AtHome have entered into that certain Lease dated as of October 18, 1996 (the "Broadway Lease") pursuant to which Owner is leasing to AtHome, and AtHome is leasing from Owner, that certain real property commonly known as 425 Broadway, situated in the City of Redwood City, County of San Mateo, State of California (the "Broadway Premises").

        C. As part of the consideration for the Broadway Lease, Owner desires to give to AtHome, and AtHome desires to obtain from Owner, the option to lease all or certain portions of the conditions, and the option to acquire a portion of the Property on certain agreed terms and conditions.

        D. Owner and AtHome now desire to enter into this Agreement to set forth their agreement with respect to the above-described options and rights to make a first offer.

        E. All capitalized terms no specifically defined in this Agreement shall have the same meanings given to them in the Broadway Lease.

        NOW, THEREFORE, in consideration of the payment by AtHome to Owner of the sum of One Hundred Dollars ($100) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Owner, Owner and AtHome hereby agree as follows:

        1. Term. The term of this Agreement shall commence upon the execution of this Agreement by Owner and AtHome, and shall expire upon the expiration or earlier termination of this Agreement in accordance with the terms set forth below; provided, however, that if the First Option is not validly and timely exercised in accordance with the provisions of Paragraph 2.5, then the First Option, the Second Option, and the Third Option (all as defined below), and the option to purchase the Second Option Subparcel, shall immediately expire (if this Agreement has not already expired or been terminated) on the First Option Notice Date (as defined below), and this Agreement shall automatically terminate as of the First Option Notice Date; if the Second Option is not validly and timely exercised in accordance with the provisions of Paragraph 2.6, then the Second Option and the Third Option, and the option to purchase the Second Option Subparcel, shall immediately expire (if this Agreement has not already expired or been terminated) on the Second Option Notice Date (as defined below); and if the Third Option is not validly and timely exercised in accordance with the provisions of Paragraph 2.7, then the Third Option shall immediately expire (if this Agreement has not already expired or been terminated) on the Third Option Notice Date (as defined below); and provided further, that if the owner of the Sears Parcel defaults under the option agreement with Owner for the Sears Parcel, this Agreement shall terminate with respect to the Sears Parcel. Notwithstanding the foregoing, if the owner of the Sears Parcel defaults under the option agreement with Owner for the Sears Parcel, and Owner nevertheless obtains title to the Sears Parcel, then so long as Owner and AtHome agree that it is feasible to do so, this agreement shall again apply to the Sears Parcel, with the same force and effect as if the Sears Parcel had always been part of the North Expansion Parcel; provided however, that the foregoing shall not be interpreted to require Owner to take any action to enforce the option agreement for the Sears Parcel, including without limitation commencing an action for specific performance of the option agreement.

                1.1 Other Documents. Upon expiration of the term of this Agreement with respect to any portion of the Property, or upon the expiration of the First Option, the Second Option, or the Third Option, AtHome shall execute, acknowledge and deliver to Owner an appropriate instrument prepared by Owner which Owner may then record in the Official Records of San Mateo County to expunge this Agreement and any memorandum thereof from the public record with respect to such portion of the Property. In addition, AtHome hereby irrevocably constitutes and appoints Owner as its true and lawful attorney in fact, in its name and in its behalf, to make, execute, acknowledge, deliver, and file any and all such instruments that AtHome so fails or refuses to execute. AtHome expressly understands and acknowledges that the foregoing special power of attorney is coupled with an interest, is irrevocable, and shall survive the dissolution or insolvency of AtHome, or the transfer by AtHome of the whole or any portion of its interest in this Agreement (provided that any such transfer shall be subject to the restrictions set forth in this Agreement).

        2. AtHome's Options. AtHome shall have the option to lease certain property located in the Project on a build-to-suit basis (each, a "Build to Suit Option", and collectively, the "Build to Suit Options") on the terms and conditions described in this Agreement.

                2.1. Option Deposit. AtHome shall, upon the execution of this Agreement by Owner and AtHome, deposit with Owner the sum of Five Hundred Thousand Dollars ($500,000.00) (the "Option Deposit"), as both consideration for Owner's willingness to grant the Build to Suit Options, and as security for AtHome performance of its obligations under the Build to Suit Options. As and when AtHome validly and timely exercises any of the Build to Suit Options in accordance with the provisions of this Agreement, Owner shall refund to AtHome that portion of the Option Deposit that equals Five Hundred Thousand Dollars ($500,000.00) multiplied by a fraction, the numerator of which shall be the amount of square feet of Rentable Area to be located in the Proposed Building (as defined below) that is the subject of the Build to Suit Option then being exercised, and the denominator of which shall equal Four Hundred Ten Thousand (410,000); provided, however, that in no event shall AtHome be entitled to receive a refund in excess of the total remaining amount of the Option Deposit then being held by Owner; provided further, that if the total aggregate amount of Rentable Area approved by the City of Redwood City for the First Option Building, the Second Option Building and the Third Option Building (as those terms are defined below) is less than Four Hundred Ten Thousand (410,000) square feet, the denominator of such fraction shall equal the greater of (a) the total aggregate amount of Rentable Area approved by the City of Redwood City for the First Option Building, the Second Option Building and the Third Option Building, or (b) Three Hundred Eighty-Five Thousand (385,000) square feet. Notwithstanding anything to the contrary set forth above, in no event shall Owner be required to refund more than Five Hundred Thousand Dollars ($500,000.00) to Tenant pursuant to this Paragraph 2. If AtHome fails to exercise any Build to Suit Option in accordance with the provisions of this Paragraph 2, or if any Build to Suit Option terminates as set forth in this Paragraph 2, then (i) AtHome shall immediately reimburse Owner for any and all costs, expenses and fees incurred by Owner to third parties in the process of carrying out any and all actions described or permitted under this Paragraph 2 (including without limitation causing Architect to work on the conceptual plans, the Preliminary Plans and/or the Final Plans

(as those terms are defined below)), so long as such costs, expenses and fees have been approved as part of the budgeting process described in Paragraph 2.1.1, and (ii) the entire remaining balance of the Option Deposit shall immediately become the property of Owner, and AtHome shall have no further right, title, claim, or interest in or to any portion of the Option Deposit. Owner shall not be required to segregate the Option Deposit from Owner's general funds; Owner's obligations with respect to the Option Deposit shall be those of a debtor and not a trustee, and AtHome shall not be entitled to any interest on the Option Deposit.

                  2.1.1. Approval of Budget. From time to time during the design and planning process for the Proposed Buildings described in this Paragraph 2, Owner shall present to AtHome a budget (each, a "Budget") showing in reasonable detail the upcoming actions Owner intends to undertake pursuant to this Paragraph 2, and the amount of costs, expenses and fees Owner estimates it will incur to third parties in the course of carrying out such actions. AtHome shall have ten (10) days after its receipt of any such Budget to review and approve the same, provided that its approval of any such Budget shall not be unreasonably withheld. If AtHome disapproves any matter or line item contained in such Budget, then Owner may at its election either submit a revised Budget for AtHome's review and approval (in which event AtHome and Owner shall continue to follow the procedures set forth in this Paragraph 2.1.2), or proceed with the actions described in the originally submitted Budget without obtaining AtHome's approval thereof. If AtHome neither approves nor disapproves the Budget within such 10-day period, AtHome shall be deemed to have approved such Budget as submitted.

                  2.2. Architect. Within a reasonable period of time after the execution of this Agreement, Owner shall notify AtHome in writing of the name and address of the licensed architect whom Owner desires to engage for the preparation of conceptual designs for the Expansion Project (as defined below). Owner's architect ("Architect") shall be subject to AtHome's prior written approval, which approval shall not be unreasonably withheld or delayed. Owner shall not replace the Architect without obtaining AtHome's prior written approval, which approval shall not be unreasonably withheld or delayed. For the purposes of this Agreement, the term "Expansion Project" shall mean the Proposed Buildings consisting of approximately Four Hundred Ten Thousand (410,000) square feet of Rentable Area that Owner may develop for AtHome on the North Expansion Parcel and the South Expansion Parcel under the Build to Suit Options; and the term "Proposed Building" shall mean the building or buildings to be constructed pursuant to any Build to Suit Option.

                  2.2.1. Initial Design Process. Commencing between January 1, 1997 and March 31, 1997, Owner and AtHome shall work with Architect to develop conceptual designs for the Expansion Project consistent with those certain plans prepared by

Ken Rodriguez, copies of which are attached hereto as Exhibit F (the "Basic Site Plans"). The conceptual designs shall set forth, without limitation, the size, elevations, locations, and proposed phasing for the development of the Proposed Buildings to be included in the Expansion Project; schematic plans for the Proposed Buildings; and design development information sufficient to enable the parties to obtain preliminary pricing from Contractor (as defined below) for the construction of the Proposed Building. The parties acknowledge and agree that the size and location of the Proposed Building to be constructed under each of the Build to Suit Options, and the proposed phasing for the development of the Proposed Buildings, is of critical importance under this Agreement, and AtHome agrees to provide the proposed size ad location of such Proposed Building, and the proposed phasing for the development of the Proposed Buildings, as early in the process described in this Paragraph 2.2.1 as shall be feasibly possible. The size of each Proposed Building shall be subject to the minimum sizes set forth in Paragraphs 2.5, 2.6 and 2.7; the size and location of each Proposed Building shall be subject to the reasonable approval of Owner; and the phasing for the development of the Proposed Buildings shall be subject to the approval of Owner, which may be withheld in Owner's sole discretion. Owner shall have no right to disapprove the size or location of any Proposed Building to the extent that the size or location proposed by AtHome is consistent with the Basic Site Plans. Each Proposed Building shall at a minimum be designed to the following standard (the "Minimum Building Standard"): a multi-story steel-framed structure suitable for office use, with a glass and drivet exterior. For the purposes of this Agreement, the "phasing" for the development of the Proposed Buildings shall mean the timing for the development of the First Option Building, the Second Option Building, and the Third Option Building, and the areas within the Property where the First Option Building, the Second Option Building, and the Third Option Building shall be located; and the "location" of a Proposed Building shall mean the placement and alignment of the footprint of such Proposed Building within the building area described in the phasing for the development of the Proposed Buildings.

                      2.2.2. Conceptual Designs. Based on the information provided by AtHome as described above, Owner shall cause Architect to prepare conceptual designs for the Expansion Project consistent with the Basic Site Plans, and shall provide AtHome with copies of and the opportunity to comment upon, all drafts of such conceptual designs. To the extent that AtHome offers specific written comments to any such designs, and such comments are reasonably acceptable to Owner, Owner shall use reasonable efforts to cause Architect to consider such comments and/or incorporate such comments into a revised draft of such designs. The collaborative process described in this Paragraph 2.2 shall continue until the first to occur of (a) August 31, 1997, or (b) such time as Owner and AtHome reach agreement upon the conceptual designs for the Expansion Project. However, if

Owner and AtHome fail to agree upon such conceptual designs by August 31, 1997, then Owner shall cause Architect to prepare and submit to AtHome on or before September 30, 1997, and AtHome shall be deemed to have approved, a conceptual design ("Landlord's Conceptual Design") for the Expansion Project consistent with the Basic Site Plans that calls for each of the Proposed Buildings to be constructed to the Minimum Building Standard. Landlord's Conceptual Design shall reflect Owner's reasonable determination of the size and location of the Proposed Buildings (so long as such size and location is consistent with the Basic Site Plans), and the schematic plans and design development information for the Proposed Buildings, all taking into consideration the standards set forth in this Agreement and the information and requests submitted by Tenant. The conceptual designs for the Proposed Buildings prepared pursuant to this Paragraph 2.2.2, whether agreed upon by Owner and AtHome, or prepared as Landlord's Conceptual Design by Architect at Owner's request, shall hereafter be collectively called the "Approved Conceptual Designs".

        2.3. Build to Suit Notice. In order to elect to exercise any of the Build to Suit Options, AtHome shall deliver to Owner, on or before the applicable Option Notice Date (as defined below), a written notice (with each such notice being called a "Build to Suit Notice") setting forth AtHome's exercise of the Build to Suit Option, and identifying the Proposed Building to which such Build to Suit Notice applies, the proposed size and location of the Proposed Building, and the proposed phasing for the development of the Proposed Buildings. The size and location of the Proposed Building shall be subject to the reasonable approval of Owner; and the phasing for the development of the Proposed Buildings shall be subject to the approval of Owner, which may be withheld in Owner's sole discretion. Owner shall have no right to disapprove the size or location of any Proposed Building to the extent that the size or location proposed by AtHome is consistent with the Basic Site Plans. The Build to Suit Notice must be accompanied by (i) two copies of a Lease identical to the form of the Lease attached hereto as Exhibit C, executed by AtHome and with all blanks filled in with appropriate information satisfactory to Landlord, and
(ii) AtHome's check payable to Owner in an amount equal to the aggregate of the advance payment of monthly rent set forth in the second grammatical paragraph of Paragraph 5.A of the Lease, and the security deposit set forth in Paragraph 6 of the Lease. The parties acknowledge and agree that the process described in this Paragraph 2.3 is only intended to apply to the construction of the Shell and Core of each Proposed Building (as those terms are defined in Exhibit D attached hereto), and that the design and planning of the tenant improvements for each Proposed Building will be handled in the manner set forth in the work letter to be attached to each respective Lease for a Proposed Building.

                2.3.1. Preliminary Plans. Owner shall cause Architect to prepare preliminary plans (the "Preliminary Plans") for the Proposed Building, based upon the Approved Conceptual Designs. Owner shall use reasonable efforts to cause Architect to deliver the Preliminary Plans to AtHome within fifteen (15) days after Owner's receipt of the Build to Suit Notice for such Proposed Building; provided, however, that Owner may in its sole discretion elect to cause Architect to commence preparing the Preliminary Plans prior to completion of the Approved Conceptual Designs. Within five (5) days after AtHome's receipt of the Preliminary Plans, AtHome shall either approve or disapprove the Preliminary Plans. If AtHome disapproves the Preliminary Plans, then AtHome shall state in reasonable detail the changes which AtHome requires to be made thereto. Owner shall use reasonable efforts to cause Architect to submit to AtHome revised Preliminary Plans within five (5) days after Owner's receipt of AtHome's disapproval notice. Following AtHome's receipt of the revised Preliminary Plans from Owner, AtHome shall have the right to review and approve the revised Preliminary Plans pursuant to this Paragraph 2.3.1. AtHome shall give Owner written notice of its approval or disapproval of the revised Preliminary Plans within five (5) days after the date of AtHome's receipt thereof. If AtHome disapproves the revised Preliminary Plans, then AtHome and Owner shall continue to follow the procedures set forth in this Paragraph 2.3.1 until either (a) AtHome and Owner approve the Preliminary Plans in accordance with this Paragraph 2.3.1, or (b) the date that is thirty (30) days after Owner's receipt of the Build to Suit Notice, whichever shall first occur. If AtHome and Owner do not mutually agree upon the Preliminary Plans within such 30-day period, then AtHome may, in its sole discretion, elect by written notice (the "Preliminary Plan Acceptance Notice") delivered to Owner within three (3) days after AtHome's receipt of written notice from Owner that such 30-day period has expired (and Owner shall have the right to deliver such notice to AtHome as early as three (3) days before the expiration of such 30-day period), to either
(i) accept the last version of the Preliminary Plans submitted by Owner to AtHome pursuant to this Paragraph 2.3.1, or (ii) agree that Architect shall prepare an initial version of the Final Plans (as defined below) for the Proposed Building based upon the Minimum Building Standard, and that no Preliminary Plans are required under this Paragraph 2.3.1. If AtHome and Owner do not mutually agree upon the Preliminary Plans within the 30-day period described above, and AtHome does not deliver the Preliminary Plan Acceptance Notice to Owner within the 3-day period described above, then such Build to Suit Option and all unexercised Build to Suit Options shall terminate and cease to be of any force or effect, effective upon the expiration of such 30-day period. If AtHome neither approves nor disapproves the Preliminary Plans or the revised Preliminary Plans within the applicable time periods provided above, AtHome shall be deemed to have disapproved such Preliminary Plans as submitted.

        2.3.2.  Final Plans.    Owner shall use reasonable efforts to cause
Architect to deliver to AtHome, within ten (10) days after approval by AtHome and Owner of the

Preliminary Plans, complete plans and specifications which incorporate and are consistent with the approved Preliminary Plans, and which show in detail the intended design, construction and finishing of all portions of the Proposed Building (the "Final Plans"). Within five (5) days after AtHome's receipt of the Final Plans, AtHome shall either approve or disapprove the Final Plans. If AtHome disapproves the Final Plans, then AtHome shall state in reasonable detail the changes which AtHome requires to be made thereto. Owner shall use reasonable efforts to cause Architect to submit to AtHome revised Final Plans within five
(5) days after Owner's receipt of AtHome's disapproval notice. Following AtHome's receipt of the revised Final Plans from Owner, AtHome shall have the right to review and approve the revised Final Plans pursuant to this Paragraph
2.3.2. AtHome shall give Owner written notice of its approval or disapproval of the revised Final Plans within five (5) days after the date of AtHome's receipt thereof. If AtHome disapproves the revised Final Plans, then AtHome and Owner shall continue to follow the procedures set forth in this Paragraph 2.3.2 until either (a) AtHome and Owner approve such Final Plans in accordance with this Paragraph 2.3.2, or (b) the date that is sixty (60) days after Owner's receipt of the Build to Suit Notice. If AtHome and Owner do not mutually agree upon the Final Plans within such 60-day period, then AtHome may, in its sole discretion, elect by written notice (the "Final Plan Acceptance Notice") delivered to Owner within three (3) days after AtHome's receipt of written notice from Owner that such 60-day period has expired (and Owner shall have the right to deliver such notice to AtHome as early as three (3) days before the expiration of such 60-day period), to either (i) accept the last version of the Final Plans submitted by Owner to AtHome pursuant to this Paragraph 2.3.2, or (ii) agree that Owner may proceed with the construction of the Proposed Building by utilizing plans and specifications to be prepared by Architect based upon the Minimum Building Standard, that AtHome shall have no right to approve or reject such plans and specifications, and that such plans and specifications shall be deemed to constitute the "Final Plans" for the purposes of this Agreement. If AtHome and Owner do not mutually agree upon the Final Plans within the 60-day period described above, and AtHome does not deliver the Final Plan Acceptance Notice to Owner within the 3-day period described above, then such Build to Suit Option and all unexercised Build to Suit Options shall terminate and cease to be of any force or effect, effective upon the expiration of such 60-day period. If AtHome neither approves nor disapproves the Final Plans within the applicable time periods provided above, AtHome shall be deemed to have disapproved the Final Plans as submitted.

                        2.3.3 Construction Budget. Owner intends to retain Devcon Construction ("Contractor" as the general contractor for the construction of the Proposed Buildings. AtHome shall have the right to approve the construction contract between Owner and Contractor for the construction of any Proposed Building, which approval shall not be unreasonably withheld or delayed; provided, however, that AtHome shall have no right to disapprove such construction contract if such construction contract conforms in all material respects with the applicable AIA form contract and general conditions. Owner shall have the right to replace the Contractor at any time, provided that any other contractor proposed by Owner shall not be designated as the "Contractor" under this Agreement without AtHome's prior written approval, which approval shall not be unreasonably withheld or delayed. Upon approval by Owner and AtHome of the Final Plans, Owner shall instruct Contractor to obtain competitive bids for the Proposed Building from at least three (3) qualified subcontractors for each of the major subtrades (excluding the mechanical and electrical trades, which shall be on a design/build basis; provided, however, that Owner shall review the proposed costs of such design/build mechanical and electrical work, and use reasonable efforts to keep the overall costs of such design/build mechanical and electrical work at commercially reasonable levels), and to submit the same to Owner and AtHome for their review and approval. Upon selection of the subcontractors and approval of the bids, Contractor shall prepare a cost estimate for the Proposed Building described in such Final Plans, based upon the bids submitted by the subcontractors selected. Contractor shall submit such cost estimate to Owner and AtHome for their review and approval, based upon the terms set forth in Paragraph 2 of Exhibit D hereto. Owner and AtHome may reject such cost estimate only if (a) those Development Costs (as defined in Exhibit D) described in Paragraph 2.2 of Exhibit D hereto exceed the Adjustable Cost Limit (as defined in Exhibit D), or (b) the annual rent for the Proposed Building will be less than the minimum return described in Paragraph 2.2 of Exhibit D hereto, and AtHome does not agree to increase the rent payable under that Build to Suit Lease pursuant to Paragraph 2.3 of Exhibit D hereto. If either Owner or AtHome rejects such cost estimate in accordance with this Paragraph 2.3.3, and Owner and AtHome fail to agree on revisions to the Final Plans within ten (10) days after their receipt of the cost estimate, then such Build to Suit Option shall terminate and cease to be of any force or effect in accordance with Paragraph 2.3 of Exhibit D hereto, and all unexercised Build to Suit Options shall also terminate effective upon the termination of such Build to Suit Option. Following any submission of revised Final Plans to Contractor and a resolicitation of bids by Contractor, Owner and AtHome shall again follow the procedures set forth in this Paragraph
2.3.3 with respect to the submission and approval of the cost estimate from Contractor until either (i) Owner and AtHome approve such cost estimate in accordance with this Paragraph 2.3.3, or (ii) the date that is ninety (90) days after Owner's receipt of AtHome's Build to Suit Notice. If Owner and AtHome do not mutually agree upon the cost estimate within such 90-day period, and AtHome does not agree to increase the rent payable under that Build to Suit Lease pursuant to Paragraph 2.3 of Exhibit D hereto, then such Build to Suit Option and all unexercised Build to Suit Options shall terminate and cease to be of any force or effect in accordance with Paragraph 2.3 of Exhibit D hereto, and all unexercised Build to Suit Options shall also terminate effective upon the termination of such Build to Suit Option. If either Owner or AtHome neither approves nor disapproves the cost estimate within the applicable time periods provided above, such party shall be deemed to have disapproved the cost estimate as submitted.

                2.3.4. Construction Financing. If Owner and AtHome have both accepted Contractor's cost estimate for the Proposed Building pursuant to Paragraph 2.3.3 above, Owner shall have a period of thirty (30) days after such mutual acceptance of the cost estimate to use reasonable efforts to attempt to obtain a loan for the costs of constructing the Proposed Building ("Construction Financing"), in an amount not less than the total amount of estimated Development Costs (as defined in Paragraph 1 of Exhibit D hereto), less the Land Value (as defined in Paragraph 1.1 of Exhibit D hereto), under such commercially reasonable terms and conditions as shall be reasonably acceptable to Owner (including, if necessary, a commercially reasonable completion guaranty provided by Owner); provided, however, that in no event shall Owner be required to provide any other form of credit enhancement or any third party guaranty as security for such Construction Financing, including without limitation any guaranty from the partners or members of Owner. If Owner is unable to obtain Construction Financing under such commercially reasonable terms, Owner may, by giving written notice to AtHome within such 30-day period, elect to terminate its obligation to construct such Proposed Building, in which event such Build to Suit Option and all unexercised Build to Suit Options shall terminate and cease to be of any force or effect, effective upon the expiration of such 30-day period; provided, however, that if within such 30-day period AtHome delivers written notice to Owner whereby AtHome covenants and agrees to provide the "AtHome Loan" (as defined below) to Owner to finance the cost of constructing the Proposed Building, and AtHome funds the AtHome Loan in accordance with the following terms and conditions, then such Build to Suit Option and all unexercised Build to Suit Options shall remain in full force and effect. The AtHome Loan shall be interest-free; in an amount not less than the total amount of estimated Development Costs less the Land Value; and for a term, with a funding schedule, and on such other terms and conditions as shall be commercially reasonable, as reasonably determined by Owner (including, if necessary, a commercially reasonable completion guaranty provided by Owner); provided, however, that in no event shall Owner be required to provide any other form of credit enhancement or any third party guaranty as security for the AtHome Loan. The AtHome Loan shall be evidenced by such commercially reasonable loan documents as shall be mutually acceptable to Owner and AtHome.

                2.4. Agreement as to Terms. Should the parties reach agreement on the location and design of the Proposed Building and the cost and schedule for the construction of the Proposed Building within the applicable time periods described in this Paragraph 2, such agreement shall be evidenced by a written lease agreement (each, a "Build to Suit Lease") in substantially the form of the Lease attached hereto as Exhibit C, but containing (a) the terms and conditions to which Owner and AtHome have specifically agreed pursuant to this Paragraph 2 (the "Specific Terms"), and (b) the terms and conditions set forth on Exhibit D attached to this Agreement (the "General Terms"). To the extent there is any discrepancy between the Specific Terms and the General Terms, the Specific Terms shall be controlling.

               2.5. First Option. AtHome shall have until September 30, 1997 (the "First Option Notice Date") to deliver to Owner AtHome's first Build to Suit Notice (the "First Option"); provided, however, that AtHome shall not be entitled to exercise the First Option unless and until AtHome has either (a) both (i) raised at least Thirty-Five Million Dollars ($35,000,000.00) in additional equity funds (over and above those equity funds raised by AtHome on or prior to the date the Broadway Lease is executed by Owner and AtHome), and
(ii) demonstrated to Owner's reasonable satisfaction that AtHome's assets include currently available funds equal to least Thirty-Five Million Dollars ($35,000,000.00), or (b) completed an initial public offering of its common stock on a national stock exchange or on an over-the-counter basis. The failure of AtHome so to exercise the First Option on or before the First Option Notice Date shall terminate AtHome's rights to exercise the First Option and all other Build to Suit Options. If AtHome validly and timely exercises that First Option in accordance with this Paragraph 2.5, the Second Option and the Third Option shall remain in full force and effect. The Proposed Building(s) under the First Option (which may be made up of two separate buildings) (collectively, the "First Option Building") shall contain a minimum Rentable Area of not less than One Hundred Fifty Thousand square feet (150,000); provided, however, that if at the time AtHome exercises the First Option, AtHome has previously exercised its option to lease the entire building within the Project commonly known as 2945 Bay Road (the "Bay Road Premises"), the minimum Rentable Area of the First Option Building would be One Hundred Fifty Thousand (150,000) square feet minus the Rentable Area of the Bay Road Premises.

               2.6. Second Option. If AtHome exercises the First Option in accordance with Paragraph 2.5, and Owner and AtHome execute a Build to Suit Lease with respect to the First Option, then AtHome shall have until March 30, 1998 (the "Second Option Notice Date") to deliver to Owner AtHome's second Build to Suit Notice (the "Second Option"); provided, however, that AtHome shall not be entitled to exercise the Second Option unless and until AtHome has completed an initial public offering of its common stock on a national stock exchange or on an over-the-counter basis. The failure of AtHome so to exercise the Second Option on or before the Second Option Notice Date shall terminate AtHome's rights to exercise the Second Option and the Third Option, and shall terminate AtHome's right to exercise its option to purchase the Second Option Subparcel (as defined below) pursuant to Paragraph 3. If AtHome validly and timely exercises the Second Option in accordance with this Paragraph 2.6, the Third Option shall remain in full force and effect. The Proposed Building under the Second Option (which may be made up of two (2) separate buildings) (collectively, the "Second Option Building") shall contain a minimum Rentable Area of not less than One Hundred Fifty Thousand (150,000) square feet; provided, however, that if at the time AtHome exercises the Second Option, AtHome has previously leased the Bay Road Premises and the First Option Building, the minimum Rentable Area of the Second Option Building would be reduced by the extent to which (a) the sum of the Rentable Area of the Bay Road Premises, and the Rentable Area of the First Option Building, exceeds (b) One Hundred Fifty Thousand (150,000) square feet.

                2.7. Third Option. If AtHome exercises the First Option and the Second Option in accordance with Paragraphs 2.5 and 2.6, and Owner and AtHome have executed Build to Suit Leases with respect to the First Option and the Second Option, then AtHome shall have until December 31, 1998 (the "Third Option Notice Date") to deliver to Owner the third Build to Suit Notice (the "Third Option"). The failure of AtHome so to exercise the Third Option on or before the Third Option Notice Date shall terminate AtHome's right to exercise the Third Option. The failure of AtHome so to exercise the Third Option on or before the Third Option Notice Date shall terminate AtHome's rights to exercise the Third Option. The Proposed Building under the Third Option (the "Third Option Building") shall consist of the entire amount of remaining entitled office space situated in the South Expansion Parcel, and the North Expansion Parcel. The First Option Notice Date, the Second Option Notice Date, and the Third Option Notice Date shall be collectively called the "Option Notice Dates".

                2.8. Conditions to Exercise. The effectiveness of AtHome's right to exercise the Build to Suit Options, as set forth in this Paragraph 2, is in each instance conditioned on the following: (a) AtHome has not previously entered into a Sublet of any Build to Suit Lease or the Broadway Lease (other than a Permitted Transfer); and (b) no monetary or other default by AtHome exists under the Broadway Lease which remains uncured after the giving of any applicable notice and the expiration of any applicable cure period. In addition, if any of the conditions specified under clauses (a) or (b) above do not continue to be satisfied as of the date on which the Build to Suit Lease is to commence, then unless Owner waives in writing any of such conditions, AtHome's exercise of the Build to Suit Option under this Paragraph 2 shall be null and void, and this Agreement and the Build to Suit Lease shall terminate effective as of the date on which the Build to Suit Lease was to commence.

        3. Option to Purchase.

                3.1 Option to Purchase Second Option Subparcel. Owner shall use reasonable efforts to subdivide the property on which the Second Option Building is to be situated so that one of the buildings comprising the Second Option Building becomes situated on one or more legal parcels (which parcel or parcels, together with all rights and appurtenances thereto, are collectively called the "Second Option Subparcel"), separate and apart from any other areas of the Project and the North Expansion Parcel. If Owner so creates the Second Option Subparcel in a configuration acceptable to Owner, then upon AtHome's exercise of the Second Option in accordance with the requirements set forth in Paragraph 2.3 above, AtHome shall have the option to (in lieu of requiring Owner to develop the Second Option Building to be situated on the Second Option Subparcel) acquire, on an all cash basis, in the manner set forth in Paragraph 3.2, fee title to the Second Option Subparcel, so long as the Second Option Subparcel is, in Owner's judgment, of sufficient size and has been granted sufficient entitlements to develop a building containing at least Seventy-Five Thousand (75,000) square feet of Rentable Area. The purchase price for the Second Option Subparcel shall be equal to the product of Sixty-Five and 25/100ths Dollars ($65.25) multiplied by the total amount of square feet of Rentable Area approved by the City of Redwood City for the Second Option Building to be constructed on the Second Option Subparcel, but in no event shall the purchase price be less than Four Million Eight Hundred Ninety-Three Thousand Seven Hundred Fifty Dollars ($4,893,750.00). In order to elect to exercise its option to acquire the Second Option Subparcel, AtHome shall deliver to Owner, concurrently with its delivery to Owner of AtHome's notice exercising the Second Option, a written notice setting forth AtHome's exercise of its option to acquire the Second Option Subparcel (the "Second Option Subparcel Notice"). The Second Option Subparcel Notice shall not be effective unless it includes the following: (i) immediately available funds in an amount equal to five percent (5%) of the purchase price for the Second Option Subparcel (the "Deposit"), and (ii) AtHome's execution of the liquidated damage provision set forth in Exhibit E attached to this Agreement. The Deposit shall be held by the Title Company, defined in Exhibit E, in an interest bearing account and shall constitute liquidated damages, and shall be paid to Owner in the event AtHome fails to consummate the purchase of the Second Option subparcel in accordance with the terms of this Paragraph 3, other than as a direct result of Owner's failure to perform its obligations under this Paragraph 3 or Exhibit E. Escrow for the sale of the Second Option Subparcel to AtHome shall close thirty (30) days after Owner's receipt of the Second Option Subparcel Notice, or such other date as Owner and AtHome shall mutually agree. AtHome's acquisition of the Second Option Subparcel shall be subject to the provisions of Paragraphs 3.2. If AtHome does not deliver the Second Option Subparcel Notice to Owner as described above, then AtHome's option to purchase the Second Option Subparcel shall terminate and cease to be of any force or effect as of the Second Option Notice Date. All closing, title insurance and transfer costs, including without limitation applicable sales and transfer taxes, associated with AtHome's acquisition of the Second Option Subparcel shall be paid by Owner and AtHome in accordance with the custom in San Mateo County.

                        3.1.1. Effect of Exercise. Notwithstanding anything to the contrary set forth in Paragraph 3.1 above, AtHome's exercise of its option to acquire the Second Option Subparcel pursuant to Paragraph 3.1 shall have no affect upon AtHome's right and obligation to lease the balance of the Second Option Building in accordance with the terms and conditions set forth in Paragraph 2; provided, however, that such terms and conditions shall be equitably adjusted as may be reasonably necessary in order to account for the fact that AtHome is purchasing rather than leasing the Second Option Subparcel.

                3.2 Conditions. The effectiveness of AtHome's option to acquire the Second Option Subparcel, as set forth in this Paragraph 3, is conditioned on the following: (a) AtHome has not previously entered into a Sublet of any Build to Suit Lease or the Broadway Lease that requires Owner's consent; and (b) no monetary or other material default by AtHome exists under either any Build to Suit Lease or the Broadway Lease which remains uncured after the giving of any applicable notice and the expiration of any applicable cure period. In addition, if any of the conditions specified under clauses (a) or (b) above do not continue to be satisfied as of the date on which the escrow for the sale of the Second Option Subparcel to AtHome is scheduled to close, then unless Owner waives in writing any such conditions, AtHome's exercise of its right to acquire the Second Option Subparcel under this Paragraph 3 shall be null and void, and this Agreement shall terminate effective as of the date on which the escrow for the sale of the Second Option Subparcel to AtHome was scheduled to close.

                3.3 Process. Should AtHome exercise its option to acquire the Second Option Subparcel within the applicable period of time set forth in this Paragraph 3, AtHome's acquisition of the Second Option Subparcel shall be carried out on (a) the terms and conditions described in this Paragraph 3 (the "Agreed Second Option Subparcel Terms"), and (b) the terms and conditions set forth on Exhibit E attached to this Agreement (the "Standard Terms"). To the extent there is any discrepancy between the Agreed Terms and the Standard Terms, the Agreed Terms shall be controlling.

        4. Rights Personal. The options granted to AtHome under Paragraphs 2 and 3 shall all be personal to AtHome, and shall not be assigned, sold, conveyed or otherwise transferred to any other party (including without limitation any assignee or sublessee of such AtHome) without the prior written consent of Owner, which consent may be withheld in Owner's sole discretion;

provided, however, that the rights granted to AtHome under Paragraph 3 without Owner's consent may be transferred to the transferee of AtHome's interest in the Broadway Lease pursuant to a Permitted Transfer. For the purposes of this Agreement, the term "AtHome" shall be deemed to include any such transferee to whom AtHome has assigned its rights under Paragraph 3.

                  5.  Events Of Default And Remedies Upon Default.

                      5.1. Events of Default. The occurrence of any of the following, whatever the reason therefor, shall constitute an "Event of Default" by AtHome under this Agreement:

                      (a) AtHome fails to perform or observe any of its obligations under this Agreement; or

                      (b) AtHome fails to cure within any applicable grace period any default by AtHome or any of its Affiliates under any other agreement by and between Owner (or Owner's successors and assigns) and AtHome, or their respective Affiliates, including without limitation each Build to Suit Lease, the Broadway Lease, that certain Agreement Granting Right of First Offer of even date herewith ("First Offer Agreement"), and that certain Option Agreement (Bay Road) of even date herewith ("Bay Road Option"), and any and all leases entered into by and between Owner and AtHome, or their respective Affiliates, pursuant to the First Offer Agreement or the Bay Road Option (collectively, the "Other Documents").

                       5.2. Remedies Upon Default. Upon the occurrence of any Event of Default, Owner may, at its option terminate this Agreement by delivering written notice of such termination to AtHome, in which event Owner shall, as of the date of delivery of such notice, be free to enter into a lease with a third party or parties for all or any portion of the Property (separately or together with any other premises) upon any terms whatsoever. The provisions of this Paragraph 5 shall have no effect upon Owner's ability to exercise any and all of its rights under the Other Documents.

                  6. Brokers. Owner and AtHome acknowledge and agree that certain real estate brokers (including without limitation Colliers Parrish International, AMB Corporate Real Estate Advisors and BT Commercial) have been involved in the Broadway Lease. AtHome warrants and represents that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Agreement, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Agreement. AtHome shall indemnify, defend and hold Owner harmless from and against any and all claims, causes of action, liability or costs, including reasonable attorney's fees, arising as a result of a breach of the foregoing warranty and representation. Nothing contained in this Paragraph 6 shall be deemed to obligate or require Owner to pay any commission whatsoever to any real estate broker __________ (including without limitation Colliers Parrish International, AMB Corporate Real Estate Advisors and BT Commercial) with respect to this Agreement; the payment of any such commission (if any) shall be governed by a separate written agreement between Owner and the real estate broker or brokers in question.

        7. Notices. The address of each party for the purpose of all notices permitted or required by this Agreement is as follows:

        To Owner:       Martin/Campus Associates, L.P.
                        100 Bush Street
                        San Francisco, CA 94104
                        Attn: Cathy Greenwold

        To AtHome:      At Home Corporation
                        385 Ravendale Drive
                        Mountain View, CA 94043
                        Attn: Ken Goldman

        Any notice or demand required or desired to be given under this Agreement shall be in writing and shall be personally served or in lieu of personal service may be given by certified mail, facsimile, or overnight courier service. All notices or demands under this Agreement shall be deemed given, received, made or communicated on the date personal delivery is effected; or, if sent by certified mail, on the delivery date or attempted delivery date shown on the return receipt; or, if sent by facsimile, on the date sent by the sender; or, if sent by overnight courier service, on the delivery date or attempted delivery date shown on such service's records. Either party may change its address by giving notice of same in accordance with this Paragraph 7.

        8. Captions. The captions and headings used in this Agreement are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Agreement.

        9. Executed Copy. Any fully executed copy of this Agreement shall be deemed an original for all purposes.

        10.     Time.   Time is of the essence for the performance of each term,
condition and covenant of this Agreement.

        11. Separability. If one or more of the provisions contained herein, is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

     12. Choice of Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and entirely performed therein. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Owner or AtHome.

     13. Gender; Singular, Plural. When the context of this Agreement requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.

     14. Binding Effect. The covenants and agreement contained in this Agreement shall be binding on, and inure to the benefit of, the parties hereto and on their respective successors and assigns to the extent this Agreement is assignable.

     15. Waiver. The waiver by Owner of any breach of any term, condition or covenant, of this Agreement shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Agreement. No covenant, term or condition of this Agreement shall be deemed to have been waived by Owner unless such waiver is in writing signed by Owner. This Agreement may be modified only by a written agreement so specifying, duly executed by both parties.

     16. Entire Agreement. This Agreement is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Agreement shall be binding unless in writing and signed by the parties hereto.

     17. Authority. If AtHome is a corporation or a partnership, each individual executing this Agreement on behalf of said corporation or partnership, as the case may be, represents and warrants that he is duly authorize to execute and deliver this Agreement on behalf of said entity in accordance with its corporate bylaws, statement of partnership or certificate of limited partnership, as the case may be, and that this Agreement is binding upon said entity in accordance with its terms. Owner, at its option, may require a copy of such written authorization to enter into this Agreement.

     18. Attorneys' Fees. If either party brings any action or legal proceeding for damages for an alleged breach of any provision of this Agreement, or to enforce, protect or establish any term, condition or covenant of this Agreement or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys' fees and costs, including without limitation any and all costs and expenses arising from (a) collection efforts, (b) any appellate proceedings, and (c) any bankruptcy, insolvency or arbitration proceedings.

      19. Exhibits. The following exhibits, to which reference is made in this Agreement, are deemed incorporated into this Agreement in their entirety and made a part hereof:

            Exhibit A   -     Description of North Expansion Parcel

            Exhibit A-1 -     Description of Sears Site

            Exhibit B   -     Description of South Expansion Parcel

            Exhibit C   -     Form of Build to Suit Lease

            Exhibit D   -     General Terms for Build to Suit Lease

            Exhibit E   -     Standard Terms for Purchase of Property

            Exhibit F   -     Basic Site Plans

      20. Change in Property Description. Owner has recorded on October __, 1996, in the Official Records of San Mateo County a parcel map creating and describing the various parcels comprising the Property (the "Parcel Map"). The parties acknowledge and agree the boundaries of the South Expansion Parcel are subject to change in Owner's reasonable discretion in relation to the development and use of the South Expansion Parcel and certain adjoining property, that Owner may from time to time adjust the boundaries of the South Expansion Parcel by means of one or more lot line adjustments or similar mechanisms, and that the adjusted dimensions of the South Expansion Parcel may be as much as one-half (1/2) acre different from the description shown on the Parcel Map without affecting the rights and obligations of the parties hereunder. No such change in the boundaries of the South Expansion Parcel shall detrimentally affect the rights of AtHome under this Agreement. If as a result of such adjustment(s) the final dimensions of the South Expansion Parcel are more than one-half (1/2) acre different from the description shown on the Parcel Map, then AtHome may elect to terminate this Agreement by delivering written notice of such election to Owner within ten (10) days after Owner notifies AtHome of such discrepancy. If AtHome does not exercise such termination right within such 10-day period, then AtHome shall have no further right to terminate this Agreement pursuant to this Paragraph 20 and AtHome shall have no other rights or remedies with respect to such change in the final dimensions of the South Expansion Parcel.

        21. Effect of Subdivision. Owner may from time to time subdivide all or any portion of the Property into separate legal parcels (each, a "Separate Parcel"). At any and each time as Owner effectuates any such subdivision of the Property, this Agreement shall automatically terminate, and Owner and AtHome shall execute separate agreements for each Separate Parcel (each, a "Replacement Agreement"). Each Replacement Agreement shall encumber only one of the Separate Parcels, and shall be in the same form as this Agreement. If AtHome fails or refuses to execute any such Replacement Agreement upon Owner's request, then Owner shall have the right to obtain specific performance of AtHome's obligation to execute such Replacement Agreement. In addition, AtHome hereby irrevocably constitutes and appoints Owner as its true and lawful attorney in fact, in its name and in its behalf, to make, execute, acknowledge, deliver, and file any and all such Replacement Agreements that AtHome so fails or refuses to execute. AtHome expressly understands and acknowledges that the foregoing special power of attorney is coupled with an interest, is irrevocable, and shall survive the dissolution or insolvency of AtHome, or the transfer by AtHome of the whole or any portion of its interest in this Agreement (provided that any such transfer shall be subject to the restrictions set forth above in this Agreement).

        22. No Maintenance Obligations. Owner shall have no obligation whatsoever to repair or maintain the Property or any buildings at any time situated on the Property, or any portion thereof.

        23. Subordination. This Agreement is or may become subject and subordinate to underlying leases, mortgages, deeds of trust, easements, and CC&Rs (as defined below) (collectively, "Encumbrances") which may now or hereafter affect the Property of any portion thereof, and to all renewals, amendments, modifications, consolidation, replacements and extensions thereof. Owner shall have the right to cause this Agreement to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof. In the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, this Agreement shall automatically terminate, and the holder or holders of any such Encumbrance (collectively, "Holder") shall be under no obligation to recognize AtHome's rights under this Agreement. Within fifteen (15) days after Owner's written request, AtHome shall execute any and all documents reasonably required by Owner or the Holder to make this Agreement subordinate to any lien of the Encumbrance (including, without limitation, subordination to all CC&Rs).
If AtHome fails to do so, such failure shall constitute a default under this Agreement, and it shall be deemed that this Agreement is subordinated to such Encumbrance. If Owner elects to purchase the Second Option Subparcel pursuant to Paragraph 3, it shall accept title to the Second Option Subparcel as provided in Paragraph 3, subject to any and all Encumbrances.

                23.1 CC&Rs. For the purposes of this Agreement, "CC&Rs" shall mean any declaration of conditions, covenants and/or restrictions, or similar instrument, that now encumbers, or may in the future encumber the Property, as adopted by Owner or its successors in interest from time to time, and any modifications or amendments thereto.

                23.2 Foreclosure of an Encumbrance. If any Holder acquires title to either or both of the North Expansion Parcel or the South Expansion Parcel by means of judicial foreclosure, a trustee's sale, or a deed in lieu of foreclosure under an Encumbrance (collectively, a "Foreclosure Event"), then this Agreement shall automatically terminate as of the date of such Foreclosure Event, and Owner shall within a reasonable time after the occurrence of the Foreclosure Event refund to AtHome the total remaining amount of the Option Deposit then being held by Owner. So long as Owner has given to AtHome prior written notice of the impending Foreclosure Event, which notice describes the default on which the Foreclosure Event is based (the "Owner's Default"), not less than ten (10) days prior to the scheduled occurrence of such Foreclosure Event, then if AtHome fails to cure such Owner's Default prior to the Foreclosure Event (or, if such Owner's Default is not susceptible of cure by AtHome, AtHome fails to pay in full the indebtedness upon which the Foreclosure Event is based), effective upon the payment of the above-described refund of the Option Deposit to AtHome, Owner shall have no further obligations or liability under this Agreement. Owner shall, within five (5) days after receipt, give AtHome copies of any and all notices of default received by Owner from any Holder with respect to any Encumbrance. If AtHome so cures such Owner's Default (or, if such Owner's Default is not susceptible of cure by AtHome, AtHome pays in full the indebtedness upon which the Foreclosure Event is based) prior to the Foreclosure Event, and the Foreclosure Event does not occur, the this Agreement shall remain in full force and effect, and any amounts paid by AtHome to such Holder to cure the Owner's Default (the "AtHome Advance") shall be credited to AtHome as an offset against the next installment(s) of rent due under the Build to Suit Lease for the Option
Building situated on that portion of the Property with respect to which Owner's Default occurred, until such time as AtHome has received a full refund of the AtHome Advance, provided that the unpaid balance of the AtHome Advance shall bear interest on a per annum basis at the same rate of interest that applied to the indebtedness upon which the Foreclosure Event was based. Notwithstanding the foregoing, the unpaid balance of any AtHome Advance made with respect to the indebtedness owed by Owner to Ampex Corporation that is secured by the Property shall bear interest at the rate of eight percent (8%) per annum. If this Agreement expires or is otherwise terminated prior to the execution of a Build to Suit Lease for the First Option Building for any reason other than a default by AtHome, then Owner shall pay to AtHome an amount equal to the AtHome Advance within thirty (30) days after the date the Agreement expires or is otherwise terminated. If this Agreement expires or is otherwise terminated prior to the execution of a Build to Suit Lease for the First Option Building due to a default by AtHome, then AtHome shall not be entitled to receive, and Owner shall not be required to pay to AtHome, any refund of the AtHome Advance, or any amount in consideration or in lieu thereof, and Owner shall have no further obligations or liability under this Agreement; provided, however, that in such event AtHome shall be entitled to utilize the unpaid balance of the AtHome Advance as an offset against any claim made by Owner against AtHome.

        24. Estoppel Certificates. AtHome shall within fifteen (15) days following written request by Owner execute and deliver to Owner any documents, including estoppel certificates, in the form prepared by Owner (a) certifying that this Agreement is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Agreement, as so modified, is in full force and effect, and (b) acknowledging that there are not, to AtHome's knowledge, any uncured defaults on the part of Owner, or, if there are uncured defaults on the part of the Owner, stating the nature of such uncured defaults, (c) evidencing the status of the Agreement as may be required either by a lender making a loan to owner to be secured by deed of trust or mortgage covering the Property or a purchaser of the Property from Owner, and
(d) such other matters as may be reasonably requested by Owner. AtHome's failure to deliver an estoppel certificate within fifteen (15) days after delivery of Owner's written request therefor shall be conclusive upon AtHome (i) that this Agreement is in full force and effect, without modification except as may be represented by Owner, and (ii) that there are now no uncured defaults in Owner's performance.

        If AtHome fails to so deliver a requested estoppel certificate within the prescribed time it shall be conclusively presumed that this Agreement is unmodified and in full force and effect except as represented by Owner.

        25. Transfer of the Property by Owner. In the event of any conveyance of all or any portion of the Property and assignment by Owner of this Agreement (including without limitation any transfer of the Property pursuant to a Foreclosure Event), Owner shall be and is hereby entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Agreement occurring after the date of such conveyance and assignment with respect to the portion of the Property so transferred by Owner, and AtHome agrees to attorn to such transferee provided such transferee assumes Owner's obligations under this Agreement; provided, however, that this Paragraph 25 shall be subject to the provisions of Paragraph 23.2 above.

     26. Limitation on Owner's Liability. Owner shall never be personally liable under this Agreement, and AtHome shall look solely to Owner's interest in the Property for recovery of any damages for breach of this Agreement by Owner or on any judgment in connection therewith. None of the persons or entities comprising or representing Owner (whether partners, shareholders, officers, directors, trustees, employees, beneficiaries, agents or otherwise) shall ever be personally liable under this Agreement or for any such damages or judgment, and AtHome shall have no right to effect any levy of execution against any assets of such persons or entities on account of any such liability or judgment. Any lien obtained by AtHome to enforce any such judgment, and any levy of execution thereon, shall be subject and subordinate to all Encumbrances as specified in Paragraph 23 above. Notwithstanding the foregoing, if under the terms of this Agreement Owner is required to return the Option Deposit, or any portion thereof, to AtHome, and Owner breaches its obligation to do so in accordance with the terms of this Agreement, Owner shall be liable to AtHome for the return of the Option Deposit, or such portion thereof.

     27. Recordation. This Agreement shall not be recorded without the prior consent of both Owner and AtHome; provided, however, that upon the written request of AtHome, Owner and AtHome shall execute and acknowledge, in recordable form, a memorandum of this Agreement in form reasonably acceptable to both Owner and AtHome, and shall cause such memorandum to be recorded in the Official Records of the County of San Mateo, State of California. Upon expiration of the term of this Agreement with respect to any portion of the Property, AtHome shall execute, acknowledge and deliver to Owner an appropriate instrument prepared by Owner which Owner may then record in the Official Records of San Mateo County to expunge this Agreement and any memorandum thereof from the public record with respect to such portion of the Property. In addition, AtHome hereby irrevocably constitutes and appoints Owner as its true and lawful attorney in fact, in its name and in its behalf, to make, execute, acknowledge, deliver, and file any and all such instruments that AtHome so fails or refuses to execute. AtHome expressly understands and acknowledges that the foregoing special power of attorney is coupled with an interest, is irrevocable, and shall survive the dissolution or insolvency of AtHome, or the transfer by AtHome of the whole or any portion of its interest in this Agreement (provided that any such transfer shall be subject to the restrictions set forth in this Agreement).

        28. Survival. This Agreement shall survive the execution of each Build to Suite Lease.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove set forth.

                                       "Owner"


                                       MARTIN/CAMPUS ASSOCIATES, L.P.,
                                       a Delaware limited partnership

                                       By:  Martin/Redwood Partners
                                            L.P., a California limited
                                            partnership, its General
                                            Partner

                                            By:  The Martin Group of
                                                 Companies, Inc., a
                                                 California corporation,
                                                 its General Partner

                                                 By:  /s/
                                                      --------------------------
                                                 Its:
                                                      --------------------------


                                       "AtHome"

                                       AT HOME CORPORATION,
                                       A Delaware corporation


                                       By:  /s/ KENNETH A. GOLDMAN
                                            ------------------------------------
                                       Its: CFO
                                            ------------------------------------


                                       By:
                                            ------------------------------------
                                       Its:
                                            ------------------------------------

                FIRST AMENDMENT TO BUILD TO SUIT OPTION AGREEMENT

        THIS FIRST AMENDMENT TO BUILD TO SUIT OPTION AGREEMENT
("Amendment") is made and entered into as of this _____ day of June, 1998, by and between MARTIN/CAMPUS ASSOCIATES, L.P., a Delaware limited partnership ("Owner"), and AT HOME CORPORATION, a Delaware corporation ("AtHome").

                                 R E C I T A L S

        This Amendment is made and entered into with reference to and upon the basis of the following facts, intentions and understandings of the parties:

        A. Owner is the owner of (i) that certain real property situated in the City of Redwood City, County of San Mateo, State of California, which is depicted on Exhibit A hereto (the "North Expansion Parcel") and (ii) that certain unimproved real property situated in the City of Redwood City, County of San Mateo, State of California, which is depicted on Exhibit B hereto (the "South Expansion Parcel"). The North Expansion Parcel and the South Expansion Parcel shall be hereinafter from time to time collectively referred to as the "Property".

        B. Owner and AtHome have entered into that certain Build to Suit Option Agreement dated as of October 25, 1996 (the "Agreement"), whereby Owner has granted to AtHome (i) options to lease all or certain portions of the Property on a build to suit basis and on certain agreed terms and conditions, and (ii) an option to acquire a portion of the Property, as defined in the Agreement as the Second Option Subparcel, on certain agreed terms and conditions.

        C. Owner and AtHome now desire to amend the Agreement to cancel the option to acquire the Second Option Subparcel and to grant in lieu thereof an option to acquire the South Expansion Parcel and a right to participate in the proceeds of the sale of the Second Option Subparcel to a third party, upon the terms and conditions set forth herein.

        D. All capitalized terms not specifically defined in this Amendment shall have the same meanings ascribed to them in the Agreement.

        NOW, THEREFORE, in consideration of the payment by AtHome to Owner of the sum of One Hundred Dollars ($100) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Owner, Owner and AtHome hereby agree as follows:

        1. Second Option. Owner acknowledges that AtHome has timely exercised the Second Option pursuant to the terms of Paragraph 2.6 of the Agreement.

        2. Third Option. The second sentence of Paragraph 2.7 of the Agreement is hereby deleted and the following sentence is inserted in place thereof:

               "The failure of AtHome so to exercise the Third Option on or before the Third Option Notice Date shall terminate AtHome's right to exercise the Third Option and shall terminate AtHome's right to exercise its option to purchase the South Expansion Parcel pursuant to Paragraph 3 unless Tenant delivers the South Expansion Parcel Option Notice on or before the Third Option Notice Date (in which case AtHome's rights and obligations shall be governed by Paragraph 3 below)."

        3. Option to Purchase. Paragraph 3 of the Agreement is deleted in its entirety and the following Paragraph 3 is inserted in place thereof:

               "3. Option to Purchase.

                      "3.1. Option to Purchase South Expansion Parcel. AtHome
               shall have the option (in lieu of requiring Owner to develop the Third Option Building to be situated on the South Expansion Parcel) to acquire, on an all cash basis, in the manner set forth in Paragraph 3.2, fee title to the South Expansion Parcel. The purchase price for the South Expansion Parcel shall be Two Million Eighteen Thousand Four Hundred Seventy Seven and 00/100 Dollars ($2,018,477.00) (the "Base Purchase Price"), subject to adjustment as provided herein. The Base Purchase Price has been agreed upon by Owner and AtHome based upon the entitlements for the South Expansion Parcel obtained as of March 31, 1998 for the construction of a building containing 48,569 Rentable Area. Owner and AtHome have agreed to adjust the Base Purchase Price in the event Owner obtains sufficient entitlements for the construction of a building containing up to 110,000 square feet of Rentable Area on the South Expansion Parcel. Prior to the Third Option Notice Date, Owner shall use reasonable good faith efforts to obtain such entitlements. In the event that Owner is successful in obtaining entitlements for increased Rentable Area, the Base Purchase Price shall be increased by an amount equal to the product of Sixty and 00/100 Dollars ($60.00) multiplied by the total amount of square feet of Rentable Area approved by the City of Redwood City in excess of 48, 569 square feet for the Third Option Building to be constructed on the South Expansion Parcel. The Base Purchase Price as adjusted is hereinafter referred to as the "Adjusted Purchase Price." In order to elect to exercise its option to acquire the South Expansion Parcel, AtHome shall deliver to Owner, in lieu of its delivery to Owner of AtHome's notice exercising the Third Option, a written notice setting forth AtHome's exercise of its option to acquire the South Expansion Parcel (the "South Expansion Parcel Option Notice"). The South Expansion Parcel Option Notice shall not be effective unless it includes the following: (i) immediately available funds in an amount equal to five percent (5%) of the Base Purchase Price or the Adjusted Purchase Price, as the case may be, for the South Expansion Parcel (the "Deposit"), and (ii) AtHome's execution of the liquidated damage provision set forth in Exhibit E attached to this Agreement. The Deposit shall be held by the Title Company, defined in Exhibit E, in an interest bearing account and shall constitute liquidated damages, and shall be paid to Owner in the event AtHome fails to consummate the purchase of the South Expansion Parcel in accordance with the terms of this Paragraph 3, other than as a direct result of Owner's failure to perform its obligations under this Paragraph 3 or Exhibit E. Escrow for the sale of the South Expansion Parcel to AtHome shall close thirty (30) days after Owner's receipt of the South Expansion Parcel Option Notice, or such other date as Owner and AtHome shall mutually agree. AtHome's acquisition of the South Expansion Parcel shall be subject to the provisions of Paragraph 3.2. If AtHome does not deliver the South Expansion Parcel Option Notice to Owner as described above, then AtHome's option to purchase the South Expansion Parcel shall terminate and cease to be of any force or effect as of the Third Option Notice Date. All closing, title insurance and transfer costs, including without limitation applicable sales and transfer taxes, associated with AtHome's acquisition of the South Expansion Parcel shall be paid by Owner and AtHome in accordance with the custom in San Mateo County.

                      "3.2. Conditions. The effectiveness of AtHome's option to
               acquire the South Expansion Parcel, as set forth in this Paragraph 3, is conditioned on the following: (a) AtHome has not previously entered into a Sublet of any Build to Suit Lease or the Broadway Lease that requires Owner's consent; and (b) no monetary or other material default by AtHome exists under either any Build to Suit Lease or the Broadway Lease which remains uncured after the giving of any applicable notice and the expiration of any applicable cure period. In addition, if any of the conditions specified under clauses (a) or (b) above do not continue to be satisfied as of the date on which the escrow for the sale of the South Expansion Parcel to AtHome is scheduled to close, then unless Owner waives in writing any such conditions, AtHome's exercise of its right to acquire the South Expansion Parcel under this Paragraph 3 shall be null and void, and this Agreement shall terminate effective as of the date on which the escrow for the sale of the South Expansion Parcel to AtHome was scheduled to close.

                      "3.3. Process. Should AtHome exercise its option to
               acquire the South Expansion Parcel within the applicable period of time set forth in this Paragraph 3, AtHome's acquisition of the South Expansion Parcel shall be carried out on (a) the terms and conditions described in this Paragraph 3 (the "Agreed Terms"), and (b) the terms and conditions set forth on Exhibit E attached to this Agreement (the "Standard Terms"). To the extent there is any discrepancy between the Agreed Terms and the Standard Terms, the Agreed Terms shall be controlling."

        4. Exhibits. Exhibit E to the Agreement is hereby deleted and Exhibit E attached hereto is inserted in place thereof. The attached Exhibit E deletes all references to the defined term "Second Option Subparcel" and inserts in place thereof the defined term "South Expansion Parcel" and deletes all references to the "Purchase Price" and inserts in place thereof a reference to either the Base Purchase Price or the Adjusted Purchase Price, as the case may be. All references to Exhibit E in the Agreement shall be deemed to reference Exhibit E attached hereto.

        5. Sale of Second Option Subparcel. The following is inserted as a new Paragraph 29 of the Agreement:

               "29. Sale of Second Option Subparcel. Owner shall use reasonable efforts to subdivide the property on which the Second Option Building is situated so that one of the buildings comprising the Second Option Building becomes situated on one or more legal parcels (which parcel or parcels, together with all rights and appurtenances thereto, are collectively called the "Second Option Subparcel"), separate and apart from any other areas of the Project and the North Expansion Parcel. In the event Owner succeeds in creating the Second Option Subparcel and and subsequently sells the Second Option Subparcel to a third party (other than an Affiliate (as defined below) of Owner, At Home shall have the right to participate in the Net Sale Proceeds (as defined below) provided that close of escrow for such sale occurs on or before March 31, 2003, subject to the terms and conditions of this Paragraph 29, in consideration for At Home's agreement to cancel its option to acquire the Second Option Subparcel. At Home's participation shall be equal to seventeen and one/half percent (17.5%) of the amount that (i) Net Sales Proceeds exceed
               (ii) the product of Two Hundred Sixty and 00/100 Dollars ($260.00) multiplied by the total amount of square foot of the Second Option Building located on the Second Option Subparcel at the time of the sale. In the event that Owner sells in a single transaction the Second Option Subparcel together with all or any part of any other areas of or improvements within the Project, Owner shall use reasonable good faith efforts to allocate the Net Sales Proceeds attributable to the Second Option Subparcel. As used herein, Net Sales Proceeds shall mean the Gross Sum paid to Owner in connection with the sale, less the sum of the following, if and to the extent applicable: all closing costs, escrow fees, title insurance costs, recording costs, survey costs, brokerage or selling commissions or fees, finder's fees, attorneys' fees, closing prorations and other costs or expenses reasonably and necessarily incurred, in connection with such sale. As used herein, the term "Gross Sum" shall mean the total financial consideration paid to Owner in connection with the sale reduced by any reserves or purchase price hold-backs required to be established by Owner (but only if, and to the extent, such reserves or hold-backs actually are retained by the purchaser, unless disbursed to Owner for reimbursement of Owner's cost to repair or remediate pursuant to the purchase and sale agreement). As used herein, the term "Affiliate" shall mean any person or entity directly or indirectly controlled by, controlling or under common control of Owner or The Martin Group of Companies, Inc., a California corporation ("TMG"); any partnership, corporation or other entity resulting from the merger or consolidation of Owner; any partnership, corporation or other entity in which Owner or a constituent partner of Owner or TMG owns an interest; any person or entity which acquires all or substantially all of the constituent interests in Owner or TMG, any person or entity who is a partner or has an ownership interest directly or indirectly in any of the foregoing."

        6. Credit Against Option Price. The following is inserted as a new Paragraph 30 of the Agreement:

               "30. Credit Against Option Price. To accommodate Owner's construction financing, AtHome has entered into various agreements with or for the benefit of Guaranty Federal Bank, F.S.B. ("Lender"), including a side letter dated April 6, 1998 (the "Side Letter"). Under the Side Letter, AtHome may be required to cure a default by Owner under Owner's loan agreement (which, together with the note, deed of trust and other ancillary instruments evidencing and/or securing such loan are called the "Construction Loan Documents") with Lender in order to secure the release of the South Expansion Parcel from Lender's deed of trust. To induce AtHome to enter into the agreements with and for the benefit of Lender, Owner hereby covenants and agrees that all sums paid by AtHome to Lender, as permitted by the Side Letter or otherwise, for the purpose of curing any actual or alleged default of Owner under the Construction Loan Documents and/or securing a partial release to remove the deed of trust from the South Expansion Parcel (together with interest thereon at the lesser of the maximum lawful rate or a per annum rate of seven percent (7%) above the Federal Reserve discount rate) shall be due and payable by Owner upon demand. If Owner fails to make any such payment, AtHome shall be entitled to offset the full amount of such principal and interest against the Base Purchase Price (or the Adjusted Purchase Price, if applicable) for the South Expansion Parcel under Paragraph 3.1 above."

        7. Ratification. Except as expressly amended hereby, the Agreement is hereby ratified and confirmed and shall remain in ful force and effect in all other respects.

        8. Choice of Law. This Amendment and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and entirely performed therein.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove set forth.

                     [SIGNATURES TO FOLLOW ON THE NEXT PAGE]

                      "Owner"

                      MARTIN/CAMPUS ASSOCIATES, L.P.,
                      a Delaware limited partnership

                      By:    Martin/Redwood Partners, L.P.,
                             a California limited partnership
                             Its General Partner

                             By:     TMG Redwood LLC,
                                     a California limited liability company
                                     Its General Partner

                                     By:    The Martin Group of Companies, Inc.,
                                            a California corporation
                                            Its Managing Member

                                            By: /s/
                                                --------------------------------
                                            Its: Vice President
                                                --------------------------------


                                            By:
                                                --------------------------------
                                            Its:
                                                --------------------------------


                      "AtHome"

                      AT HOME CORPORATION,
                      a Delaware corporation

                      By: /s/ KENNETH A. GOLDMAN
                          --------------------------------
                      Its: CFO
                          --------------------------------


                      By:
                          --------------------------------
                      Its:
                          --------------------------------